Exhibit (m)(6)(i)

March 1, 2012

ING Equity Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:	Waiver of Fee Payable under Shareholder Service and Distribution Plan for the Class R Shares

Ladies and Gentlemen:

By this letter dated March 1, 2012, we have agreed to waive a portion of the distribution fee payable to us under the Shareholder Service and Distribution Plan for Class R Shares of ING Equity Dividend Fund (the “Fund”), which is to be renamed ING Large Cap Value Fund, effective May 18, 2012, a series of ING Equity Trust, in an amount equal to 0.05% of the average daily net assets attributable to Class R Shares of the Fund, for the period from March 1, 2012 through October 1, 2013. As waived, the effective distribution fee rate for this Fund is 0.20%.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Michael J. Rowland
Michael J. Roland
Executive Vice President
ING Investments Distributor, LLC

Agreed and Accepted: ING Equity Trust (on behalf of ING Equity Dividend Fund)

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC